UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 20, 2011
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101

Redmond, WA 98052

(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Report including Item 2.02 and Item 5.02

Item 2.02 Results of Operation and Financial Condition

A press release made on July 21, 2011 follows:

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Client Manager & Senior Research Analyst
(425) 881-6444	(206) 450-2151
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O ANNOUNCES 4% REVENUE GROWTH,

Sales up 13% for Second Quarter,

 Net Income of $398,000 for Second Quarter

Redmond, WA, July 21, 2011 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions used in the manufacturing of flash and flash-based intelligent devices,  today announced financial results for the second quarter ended June 30, 2011.

Highlights

•         Second quarter 2011 order bookings increased 11 percent to $7.3 million from $6.5 million in the same period last year and increased 19 percent sequentially from $6.1 million in the first quarter of 2011

•         Asian revenues grew 50 percent compared to the second quarter of 2010

•         Second quarter 2011 net income was $398,000, or $0.04 per diluted share

•         $3 million acquisition of software technology was completed during the quarter

•         Cash was $17 million at the end of the second quarter

Financial Results

Revenues for the second quarter of 2011 were $6.8 million, up 4 percent compared with $6.6 million in the second quarter of 2010, but down sequentially from $7 million in the first quarter of 2011.  Net income in the second quarter of 2011 was $398,000, or $0.04 per diluted share, compared with net income of $859,000 or $0.09 per diluted share, in the second quarter of 2010.  The decrease in net income is attributed primarily to higher development expenses associated with new products to be released next month and later this year.

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On a regional basis, Asia had strong growth this period, with revenue growth of 50 percent over the second quarter of 2010, and 10 percent growth sequentially over the first quarter of 2011.  Europe revenue declined of 3 percent compared to the second quarter of 2010 and declined 23 percent compared to the first quarter of 2011.  The Americas revenue declined 26 percent compared to the second quarter of 2010, particularly due to decreased sales in Mexico and less custom software sales, but revenue increased 24% over the first quarter of 2011.  Data I/O ended the quarter with a backlog of $1.4 million, compared to $1.4 million at the end of the second quarter of 2010 and $0.9 million at March 31, 2011.

Gross margin as a percentage of sales in the second quarter of 2011 was 58.5 percent, compared with 58.4 percent in the second quarter of 2010 and 59.1 percent in the first quarter of 2011.  The decrease compared to the first quarter of 2011 was primarily due to the product mix, increased service labor related costs and engineering contract software costs offset in part by less unfavorable factory variances.

Operating expenses increased by $654,000 in the second quarter of 2011 to $3.5 million compared to $2.8 million in the same period in 2010, but were flat compared to the first quarter of 2011.  The $315,000 increase in Research and Development “R&D” expense compared to the second quarter of 2010 was primarily due to the use of outside resources to accelerate our growth initiatives and $94,000 less costs transferred to operations on software contracts.  Included in second quarter 2011 R&D cost was two month’s amortization of the software technology acquisition of $75,000 and a credit for capitalized acquisition costs of $83,000.  R&D was down $77, 000 from the first quarter of 2011 primarily due to fewer materials used.  Sales, General and Administrative “SG&A” expense increased to $2.2 million in the second quarter of 2011 from $1.9 million in the same period in 2010 due to increased use of outside professional consultants, higher compensation and travel costs, off set by $169,000 of lower incentive compensation.  SG&A was flat compare to the first quarter of 2011 with increased software acquisition related personnel increasing marketing costs and higher sales travel and compensation

The Company’s cash position at June 30, 2011 was $17.0 million, down $2 million due to cash used in the software technology acquisition on April 29, 2011.  Accounts receivable decreased to $5.3 million at June 30, 2011 compared to $5.5 million at March 31, 2011.  Inventories increased to $3.9 million at June 30, 2011, from $3.5 million at March 31, 2011 due to materials for new product initiatives and in response to certain supplier’s longer lead times.  Deferred revenue was $1.4 million at March 31, 2011 compared to $1.6 million at March 31, 2010.

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“Our first new product incorporating software from our software initiative is ready to launch on August 1,” said Fred Hume, President and CEO. “We are excited by our new product initiatives, and as such, we have continued to use temporary resources, as well as four new team members related to our recent software technology purchase, to accelerate their development and reduce the time to market.

Conference Call Information

A conference call discussing the second quarter and 2011 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern time.  To listen to the conference call, please dial (651) 291-5254 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 210144.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With almost 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies.  Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming.  These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, acquisitions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

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–        Summary Financial Data Attached   –

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DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net Sales	$ 6,849	$ 6,592	$ 13,892	$ 12,843
Cost of goods sold	2,841	2,742	5,720	5,240
Gross margin	4,008	3,850	8,172	7,603
Operating expenses:
Research and development	1,276	960	2,627	1,911
Selling, general and administrative	2,215	1,876	4,388	3,813
Total operating expenses	3,491	2,836	7,015	5,724
Gain on sale of assets	-	-	-	3
Operating income (loss)	517	1,014	1,157	1,882
Non-operating income (expense):
Interest income	19	15	32	17
Interest expense	(1)	(3)	(2)	(6)
Foreign currency transaction gain (loss)	(32)	(122)	(66)	(178)
Total non-operating income (loss)	(14)	(110)	(36)	(167)
Income (loss) before income taxes	503	904	1,121	1,715
Income tax (expense) benefit	(105)	(45)	(191)	(148)
Net income (loss)	$ 398	$ 859	$ 930	$ 1,567

Basic earnings (loss) per share	$ 0.04	$ 0.10	$ 0.10	$ 0.17
Diluted earnings (loss) per share	$ 0.04	$ 0.09	$ 0.10	$ 0.17
Weighted-average basic shares	9,176	8,984	9,103	8,972
Weighted-average diluted shares	9,343	9,101	9,289	9,091

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DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	June 30, 2011	December 31, 2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 16,990	$ 18,942
Trade accounts receivable, net of allowance for doubtful accounts of $135 and $138	5,336	4,975
Inventories	3,926	3,570
Other current assets	475	528
TOTAL CURRENT ASSETS	26,727	28,015

Property, plant and equipment – net	1,270	1,256
Other assets	3,116	153
TOTAL ASSETS	$ 31,113	$ 29,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 917	$ 1,234
Accrued compensation	1,156	1,578
Deferred revenue	1,413	1,572
Other accrued liabilities	800	770
Accrued costs of business restructuring	-	58
Income taxes payable	87	108
Current portion long-term debt	23	92
TOTAL CURRENT LIABILITIES	4,396	5,412

Long-term other payables	280	47
Long-term debt	-	-

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,267,907 and 9,027,867 shares	23,386	22,172
Accumulated earnings (deficit)	1,830	900
Accumulated other comprehensive income	1,221	893
TOTAL STOCKHOLDERS’ EQUITY	26,437	23,965
TOTAL LIABILITIES ANSTOCKHOLDERS’ EQUITY	$ 31,113	$ 29,424

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 20, 2011, at a regular meeting of  the board of directors (the “Board”) of Data I/O Corporation (the “Company”), the Board appointed Douglas Brown to the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.  In addition the Board appointed Douglas Brown to be the chair of the Corporate Governance and Nominating Committee.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation
By:	/s/ Joel S. Hatlen
Joel S. Hatlen Vice President Chief Financial Officer Secretary and Treasurer

Date: July 21, 2011

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